Exhibit 99.1



                                           Contact:  Peter Engel/Jack Greenfield
                                                 Stanton Crenshaw Communications
                                                                  (212) 780-1900

                            ATLANTIC BANK OF NEW YORK
                 COMPLETES ACQUISITION OF STANDARD FUNDING CORP.

    Bank Expands Niche Capabilities with Insurance Premium Financing Service
                   For Small Business and Mid-Market Companies


NEW YORK, NY -- June 18, 1999 -- Atlantic Bank of New York and Standard Funding Corp. (Nasdaq: SFUN), a commercial insurance premium finance company, have announced the closing of the agreement for Atlantic Bank to acquire Standard Funding Corp. for approximately $9.7 million and on the terms previously disclosed.

Under the terms of the completed acquisition, Standard Funding Corp. will operate under its current name as a wholly owned subsidiary of Atlantic Bank, and has de-listed as a public company. The company finances the payment of insurance premiums for commercial purchasers of property, casualty and liability insurance, offering financing options that permit companies to more effectively manage the cost of their insurance policies by spreading their payments over time rather than requiring one lump sum payment.

"Atlantic Bank of New York has already expanded its commercial product array by introducing equipment leasing, mezzanine financing and a variety of sophisticated electronic cash management services," said Peter L. Venetis, President and CEO of Atlantic Bank. "Insurance premium financing is another specialized lending service that will help meet the unique needs of our small and middle-market business clients. We are especially excited that Standard Funding Corp.'s business approach is identical to ours -- establishing and maintaining relationships with clients while offering a high degree of personalized service."

According to Venetis, the acquisition of Standard Funding is part of Atlantic Bank's strategy to develop niche lending businesses that compliment its full service banking for middle market commercial clients and small businesses. Atlantic Bank acquired Gramercy Leasing Services, Inc., a full-service equipment leasing company based in River Edge, NJ, in 1997.

"Commercial insurance premium financing is a high growth, niche lending business with a short-term, low-risk asset profile," Venetis said. "Atlantic Bank benefits immediately from the acquisition with the addition of $50 million in loans to our balance sheet, with growth to over $100 million anticipated over the next two years," he added.

Standard Funding Corp., with operations in 14 states, does business with more than 700 insurance brokers and over 500 insurance companies. Through the strategic alignment with Atlantic Bank, Standard Funding is in a position to deliver enhanced service capabilities to its customer base.


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Incorporated  in 1978 and based in Woodbury,  NY,  Standard  Funding  Corp.  was founded by Alan J. Karp, President, and David E. Fisher, Chief Financial Officer and Treasurer. Both Mr.Karp and Mr. Fisher have signed long-term employment agreements to remain in their current positions. Prior to founding Standard Funding Corp., they held positions at Commercial Alliance Corp., a major financial service company.


Established in 1926, Atlantic Bank of New York is the fourth fastest-growing of the top 25 banks serving the New York area, ranking 19th. With over $1.6 billion in assets, Atlantic Bank is a full-service commercial bank providing a comprehensive range of financial services to small- and mid-size businesses, commercial real estate investors and consumers. The bank has ten branch offices in Manhattan, Queens, Brooklyn and Long Island, and recently announced the acquisition of a new branch in Chicago. Atlantic Bank is a member of the global financial network of the National Bank of Greece, with assets in excess of $45 billion. Additional information is available by calling Atlantic Bank at 212-967-7425 or 800-535- 2269, or through the Web at www.abny.com.

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